Exhibit (a)(5)(I)

PRESS RELEASE

FOURWORLD REQUEST DENIED – OFFERS WILL CLOSE AS SCHEDULED

Antwerp, March 14, 2024, 8 a.m. – CMB NV (“CMB”) announced today that the United States District Court for the Southern District of New York has denied a motion for preliminary injunction filed by certain funds managed by FourWorld Capital Management, LLC (“FourWorld”) in connection with CMB’s U.S. offer to purchase from U.S. holders all outstanding ordinary shares of Euronav NV (“Euronav”). The court denied FourWorld’s request for injunctive relief that would have restrained CMB from completing the U.S. offer on the basis of the offering materials disseminated by CMB.

Both the U.S. offer and the Belgian offer will close as scheduled on Friday, March 15th, at 10 a.m. New York City Time and 4 p.m. CET, respectively.

About CMB

CMB (Compagnie Maritime Belge) is a diversified shipping group based in Antwerp, Belgium. CMB is the majority shareholder of Euronav.

More information can be found at www.cmb.be.

About Euronav NV & CMB.TECH

Euronav and CMB.TECH together represent a group with approximately 150 ocean-going vessels in dry bulk, container shipping, chemical tankers, offshore wind and oil tankers. The group focuses on large marine and industrial applications on hydrogen or ammonia. They also offer hydrogen and ammonia fuel to customers, through own production or third-party producers. The company is headquartered in Antwerp, Belgium, and has offices across Europe and Asia.

Euronav is listed on Euronext Brussels and on the NYSE under the symbol EURN.

Euronav plans to change the group’s name to CMB.TECH. Euronav will remain the oil tanker shipping division within the group.

More information can be found at www.euronav.com.

Disclaimer

This press release does not constitute a takeover bid to purchase securities of Euronav nor a solicitation by anyone in any jurisdiction with respect to Euronav. The public takeover bid is only made on the basis of the prospectus approved by the FSMA, which is available on www.cmb.be/mandatorybid. Neither this press release nor any other information in respect of the matters contained herein may be supplied in any jurisdiction where a registration, qualification or any other obligation is in force or would be with regard to the content hereof or thereof. Any failure to comply with these restrictions may constitute a violation of the financial laws and regulations in such jurisdictions. CMB and its affiliates explicitly decline any liability for breach of these restrictions by any person.

Additional Information for U.S. Holders

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any ordinary shares, no par value, of Euronav (“Ordinary Shares”) or any other securities. The U.S. Offer is only being made to U.S. Holders who are the beneficial owners of Ordinary Shares. The U.S. Offer is made solely by the Offer to Purchase and related Letter of Transmittal, which are included in CMB’s Schedule TO filed with the U.S. Securities and Exchange Commission (SEC). The U.S. Offer will expire at 10:00 A.M., New York City time, on March 15, 2024, unless the expiration of the U.S. offer is extended to a subsequent date in accordance with U.S. and Belgian law.

The tender offer statement on Schedule TO (including an offer to purchase, a related letter of transmittal and certain other offer documents) that were filed with the SEC by CMB and the related solicitation/recommendation statement on Schedule 14D-9 that was filed with the SEC by Euronav relating to the U.S. tender offer contain important information that U.S. holders should consider before making any decision with respect to the U.S. tender offer. U.S. holders may obtain a free copy of these documents at the SEC’s website at https://www.sec.gov, or by contacting Georgeson LLC, the information agent for the U.S. tender offer via telephone by calling (888) 815-4902 for U.S. holders or +1 (781) 819-4572 for shareholders outside the US, or via email to euronavoffer@georgeson.com.